UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

BAUDAX BIO, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Supplement to Proxy Statement for

Special Meeting of Shareholders

to be held on October 12, 2023

This supplement, dated October 10, 2023 (this “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) of Baudax Bio, Inc. (the “Company”) filed with the Securities and Exchange Commission on September 7, 2023, relating to the Company’s virtual Special Meeting of Shareholders to be held at 10:00 a.m. Eastern Time on Thursday, October 12, 2023 (the “Special Meeting”). This Supplement should be read in conjunction with the Proxy Statement and related proxy materials.

On June 29, 2023, the Company acquired TeraImmune, Inc., a Delaware corporation (“TeraImmune”) (the “Acquisition”). In connection with the Acquisition, the Company issued to the common stockholders of TeraImmune (the “Holders”) an aggregate of 1,212,185 shares of the Company’s common stock par value $0.01 per share (“Common Stock”) and 27,089.719 shares of Series X Non-Voting Convertible Preferred Stock (the “Series X Preferred Stock”). Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series X Non-Voting Convertible Preferred Stock (the “Certificate”), each share of Series X Preferred Stock is convertible into 1,000 shares of Common Stock at 5:00 p.m. Eastern Time on the second trading day following shareholder approval of the conversion of the Series X Preferred Stock into shares of Common Stock. On October 5, 2023, the Holders irrevocably waived their rights to convert their shares of Series X Preferred Stock to Common Stock until November 10, 2023.

Except as supplemented by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.